Exhibit 99.1

CSB BANCORP, INC. REPORTS THIRD QUARTER EARNINGS

Third Quarter Highlights

	Quarter Ended September 30, 2011	Quarter Ended September 30, 2010

Diluted earnings per share	$.37	$.32

Net Income	$999,000	$882,000

Return on average common equity	8.04%	7.41%

Return on average assets	0.87%	0.78%

Millersburg, Ohio – October 26, 2011 – CSB Bancorp, Inc. (OTCBB: CSBB.ob) today announced third quarter 2011 net income of $999 thousand or $.37 per basic and diluted share, as compared to $882 thousand or $.32 per basic and diluted share for the same period in 2010.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 8.04% and 0.87%, respectively, compared with 7.41% and 0.78% for the third quarter of 2010.

Eddie Steiner, President and CEO commented, “Total revenue continues to improve and provision expenses for loan losses are tracking below prior year levels. However, loan demand remains relatively soft, and we expect low interest rates to continue to exert pressure on net interest margin for the foreseeable future.”

Revenue totaled $5.3 million for the third quarter of 2011, an increase of 9.6% from third quarter of the prior year. The increase in revenue was primarily attributable to lower interest expense, resulting in a 4% increase in net interest income to $4.2 million for the quarter. Noninterest income totaled $1.1 million, a 40% increase from third quarter 2010. Current year third quarter noninterest income includes a gain of $237 thousand from the sale of investment securities. Excluding the current year sales gain, current period noninterest income reflected an increase of $77 thousand or 9.9% over the same period of the prior year.

Non-interest expense amounted to $3.5 million during the quarter, an increase of $294 thousand or 9.1% from third quarter 2010. The largest portion of the increase was attributable to conversion expenses incurred to acquire two banking offices in Wooster, Ohio. The Company’s third quarter efficiency ratio was 69.6% as compared to 66.7% for the same quarter in the prior year.

Federal income tax provision totaled $444 thousand for third quarter 2011, compared to $402 thousand for the same quarter in 2010. The quarterly provisions reflect effective tax rates of 30.8% in 2011 as compared to 31.3% for the third quarter 2010.

Total assets amounted to $458 million on September 30, 2011, up $1 million or 0.2% from December 31, 2010. Total loan balances of $314 million, were 0.5% below the prior year-end, while securities balances of $91 million were up $10 million or 12.5% from the prior year-end.

Average total assets during the quarter amounted to $455 million, an increase of $6.5 million or 1.4% during the quarter. Average loan balances of $316 million declined $4 million during the quarter and average securities balances increased $1 million to $87 million from the immediately preceding quarter.

Average commercial loan balances, including commercial real estate, decreased $1.5 million or 0.7% during the quarter, while average residential mortgage balances declined $4 million or 5.4%. The decline of in-house mortgage balances reflects a continuation of slow housing activity and customers selecting secondary market mortgage loans because of low prevailing long-term interest rates in those products. Average home equity balances increased $1.5 million or 4.1% during third quarter, while average consumer credit balances decreased $0.3 million or 3.7%.

Net charge-offs for the quarter totaled $178 thousand as compared to net charge-offs of $440 thousand during third quarter 2010. Net charge-offs for the first nine months of the year equated to 0.26% of average loans as compared to 0.28% during the same period of the prior year.

Nonperforming assets totaled $4.0 million or 1.3% of total loans plus other real estate at September 30, 2011, compared to $5.4 million or 1.7% at September 30, 2010. Delinquent loan balances as of September 30, 2011 amounted to 1.7% of total loans as compared to 2.5% at September 30, 2010.

The Company funded $240 thousand in loan loss provision during the third quarter and the allowance for loan losses amounted to 1.31% of total loans on September 30, 2011. The ratio of the allowance for loan losses to nonperforming loans stood at 118% on September 30, 2011 as compared to 115% at the end of the prior quarter and 84% as of September 30, 2010.

Average deposit balances increased by $2.0 million during the third quarter, or 0.5%. Total average deposits of $351 million for the quarter were 4.3% above the prior year’s third quarter average.

Within the deposit category, average non-interest-bearing balances increased $3.4 million or 5.3% from the immediate prior quarter. Average interest-bearing checking, money market and traditional savings balances increased $81 thousand or 0.1% during the quarter, while average time deposit balances decreased $1.5 million or 1.1%.

The average balance of securities sold under repurchase agreement increased by $3.4 million or 11.2% during the quarter. These repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts. Average borrowings from the Federal Home Loan Bank (“FHLB”) decreased $0.2 million or 1.0% during the quarter as maturing advances were paid down.

Shareholders’ equity totaled $49.2 million on September 30, 2011 with 2.7 million common shares outstanding at quarter-end. Tangible equity to assets approximated 10.3% on September 30, 2011 as compared to 9.9% at December 31, 2010. The Company declared a common dividend of $.18 per share during the quarter. Based on the September 30, 2011 closing stock price of $15.00 per share, the Company’s annual dividend yield approximates 4.8%.

On October 14, 2011, CSB acquired two branch offices in Wooster, Ohio, including $74 million in deposit balances, $10 million in loans, and certain other assets and obligations related to the two offices.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $458 million as of September 30, 2011. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with fourteen banking centers in Holmes, Tuscarawas, Wayne and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands except per share data)

	Quarters
	2011	2011	2011	2010	2010	2011	2010
EARNINGS	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	9 months	9 months
Net interest income FTE (a)	$4,163	$4,158	$3,995	$3,959	$4,016	$12,316	$11,837
Provision for loan losses	240	190	280	239	238	710	996
Other income	1,095	784	761	904	780	2,640	2,400
Other expenses	3,509	3,283	3,120	3,169	3,215	9,912	9,406
FTE adjustment (a)	66	62	61	60	59	189	166
Net income	999	972	896	956	882	2,867	2,540
Diluted earnings per share	0.37	0.35	0.33	0.35	0.32	1.05	0.93

PERFORMANCE RATIOS
Return on average assets (ROA)	0.87%	0.87%	0.80%	0.83%	0.78%	0.85%	0.77%
Return on average common equity (ROE)	8.04%	8.06%	7.67%	7.95%	7.41%	7.92%	7.25%
Net interest margin FTE (a)	3.83%	3.93%	3.78%	3.64%	3.76%	3.85%	3.77%
Efficiency ratio	69.60%	66.13%	65.29%	64.84%	66.72%	67.03%	66.43%
Number of full-time equivalent employees	144	143	142	140	144

MARKET DATA
Book value/common share	$17.99	$17.75	$17.35	$17.24	$17.26
Period-end common share mkt value	15.00	15.50	15.20	15.57	15.95
Market as a % of book	83.38%	87.32%	87.61%	90.31%	92.41%
Price-to-earnings ratio	10.71	11.48	11.34	12.16	12.56
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18	0.54	0.54
Common stock dividend payout ratio	48.65%	51.43%	54.55%	51.43%	56.25%
Average basic common shares	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799
Average diluted common shares	2,734,799	2,734,831	2,734,812	2,734,836	2,734,799	2,734,799	2,734,799
Period end common shares outstanding	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799
Common shares repurchased	0	0	0	0	0	0	0
Common stock market capitalization	$41,022	$42,389	$41,569	$42,581	$43,620

ASSET QUALITY
Gross charge-offs	$192	$178	$316	$621	$459	686	768
Net charge-offs (recoveries)	178	164	283	615	440	625	649
Allowance for loan losses	4,116	4,054	4,028	4,031	4,407
Nonperforming assets (NPAs)	4,000	3,974	3,943	4,626	5,410
Net charge-off/average loans ratio	0.22%	0.21%	0.36%	0.77%	0.55%	0.26%	0.28%
Allowance for loan losses/period-end loans	1.31	1.28	1.25	1.28	1.39
NPAs/loans and other real estate	1.27	1.25	1.22	1.47	1.71
Allowance for loan losses/nonperforming loans	117.77	115.30	102.93	87.84	83.99

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	10.33%	10.38%	10.23%	9.90%	10.03%
Average equity to assets	10.84	10.80	10.49	10.49	10.58
Average equity to loans	15.60	15.13	14.82	15.13	14.97
Average loans to deposits	90.07	91.77	91.44	91.15	93.83

AVERAGE BALANCES
Assets	$454,685	$448,205	$451,666	$454,657	$446,099	$451,523	$442,590
Earning assets	431,271	424,925	428,686	431,661	423,591	428,303	420,076
Loans	315,750	319,906	319,646	315,348	315,355	318,420	312,943
Deposits	350,577	348,601	349,574	345,962	336,089	335,236	330,061
Shareholders’ equity	49,265	48,389	47,387	47,703	47,213	48,371	46,837

ENDING BALANCES
Assets	$457,849	$449,552	$445,361	$457,056	$451,586
Earning assets	435,806	427,281	422,793	434,876	428,895
Loans	313,980	316,581	322,017	315,647	316,909
Deposits	354,856	347,258	348,209	353,491	341,296
Shareholders’ equity	49,191	48,538	47,457	47,154	47,211

NOTES:

(a) - Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

dollars in thousands, except per share data

	September 30, 2011	September 30, 2010
ASSETS
Cash and cash equivalents
Cash and due from banks	$9,892,962	$10,017,003
Interest-earning deposits in other banks	30,965,095	33,267,298
Federal funds sold	—	328,000

Total cash and cash equivalents	40,858,057	43,612,301
Securities
Available-for-sale, at fair-value	85,261,692	72,501,236
Restricted stock, at cost	5,463,100	5,463,100

Total securities	90,724,792	77,964,336
Loans held for sale	136,000	426,900
Loans	313,979,956	316,908,759
Less allowance for loan losses	4,116,496	4,407,101

Net loans	309,863,460	312,501,658

Goodwill and core deposit intangible	2,085,666	2,147,172
Bank owned life insurance	3,041,483	2,933,453
Premises and equipment, net	7,740,313	8,006,587
Accrued interest receivable and other assets	3,398,920	3,993,240

TOTAL ASSETS	$457,848,691	$451,585,647

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$71,139,431	$63,988,306
Interest-bearing	283,716,081	277,307,388

Total deposits	354,855,512	341,295,694

Short-term borrowings	32,527,224	29,534,082
Other borrowings	19,332,824	31,656,959
Accrued interest payable and other liabilities	1,942,419	1,887,775

Total liabilities	408,657,979	404,374,510

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2011 and 2010	18,628,767	18,628,767
Additional paid-in capital	9,993,812	9,993,812
Retained earnings	24,063,191	22,209,707
Treasury stock at cost - 245,803 shares in 2011 and 2010	(5,014,541)	(5,014,541)
Accumulated other comprehensive income	1,519,483	1,393,392

Total shareholders’ equity	49,190,712	47,211,137

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$457,848,691	$451,585,647

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

dollars in thousands, except per share data

	Quarter ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Interest and dividend income:
Loans, including fees	$4,232,420	$4,383,865	$12,744,873	$12,971,389
Taxable securities	600,495	665,217	1,808,510	2,063,440
Nontaxable securities	109,674	91,643	309,801	257,672
Other	15,217	18,538	43,245	52,040

Total interest and dividend income	4,957,806	5,159,263	14,906,429	15,344,541

Interest expense:
Deposits	662,915	889,351	2,153,793	2,641,606
Other	197,617	312,564	625,193	1,031,633

Total interest expense	860,532	1,201,915	2,778,986	3,673,239

Net interest income	4,097,274	3,957,348	12,127,443	11,671,302
Provision for loan losses	240,000	238,740	710,000	996,640

Net interest income after provision for loan losses	3,857,274	3,718,608	11,417,443	10,674,662

Non-interest income
Service charges on deposits accounts	286,107	295,148	809,735	850,612
Trust services	156,457	135,414	503,988	401,265
Securities gains (losses), net	236,881	0	236,881	147,763
Gain on sale of loans	54,437	62,489	153,471	153,251
Other	360,124	287,186	935,537	847,568

Total non-interest income	1,094,006	780,237	2,639,613	2,400,459

Non-interest expenses
Salaries and employee benefits	1,856,304	1,751,102	5,412,421	5,099,625
Occupancy expense	207,894	196,842	631,079	608,974
Equipment expense	126,731	124,212	369,726	375,203
Franchise tax expense	135,000	135,000	405,050	405,050
Professional and director fees	200,090	133,788	536,448	457,492
Federal deposit insurance	35,780	108,625	253,614	416,965
Amortization of intangible assets	15,252	15,750	45,756	47,250
Other expenses	931,926	749,786	2,258,294	1,995,762

Total non-interest expenses	3,508,977	3,215,105	9,912,387	9,406,321

Income before income tax	1,442,303	1,283,740	4,144,669	3,668,800
Federal income tax provision	444,100	401,500	1,278,100	1,128,500

Net income	$998,203	$882,240	$2,866,569	$2,540,300

Net income per share:
Basic	$0.37	$0.32	$1.05	$0.93

Diluted	$0.37	$0.32	$1.05	$0.93

Note: Certain prior year balances have been reclassified to conform to the current year presentation.